EXHIBIT 99.1
                                 ------------

                 Computational Materials prepared by Deutsche.

                           Deutsche Bank Securities [/]


                                  RAST 03-A6
                       30 Year Alt-A Fixed Rate Product
                            Collateral Description

          ---------------------------------------------------------------------
          Product                             Alt-A 30 year Fixed
          Amount                                     $300,000,000     +/- 5%
          Settle                                     May 30, 2003

          Gross WAC                                        6.100%     +/- 10 bps
          Servicing Fee                                    25 bps
          WAM                                                 360     +/-

          Weighted Average LTV                              72.0%     +/-
          Average Loan Balance                           $385,000     +/- 15%

          Percent Conforming                                  20%     +/-

          Full/Alt Documentation                              30%     +/-

          SF/PUD                                              75%     (min)
          Primary Residence                                   80%     (min)
          Investor Properties/Second Homes                    20%     (max)

          Average FICO                                        710     +/- 20

          Loans > 80% LTV, no MI                         Max 3.0%

          State Concentration                  Max 60% California

          Delivery Variance                         Plus/Minus 5%

          Approximate Subordination                         4.50%     (+/-)
          Expected Rating Agencies                         2 of 3
          ---------------------------------------------------------------------

          ---------------------------------------------------------------------
          This Structural Term Sheet, Collateral Term Sheet, or Computational Materials, as appropriate (the "material"), was prepared solely by the Underwriter(s), is privileged and confidential, is intended for use by the addressee only, and may not be provided to any third party other than the addressee's legal, tax, financial and/or accounting advisors for the purposes of evaluating such information. Prospective investors are advised to read carefully, and should rely solely on, the final prospectus and prospectus supplement (the
          "Final Prospectus") related to the securities (the "Securities") in making their investment decisions. This material does not include all relevant information relating to the Securities described herein, particularly with respect to the risk and special considerations associated with an investment in the Securities. All information contained herein is preliminary and it is anticipated that such information will change. Any information contained herein will be more fully described in, and will be fully superseded by the preliminary prospectus supplement, if applicable, and the Final Prospectus. Although the information contained in the material is based on sources the Underwriter(s) believe(s) to be reliable, the Underwriter(s) make(s) no representation or warranty that such information is accurate or complete. Such information should not be viewed as projections, forecasts, predictions, or opinions with respect to value. Prior to making any investment decision, a prospective investor shall receive and fully review the Final Prospectus. NOTHING HEREIN SHOULD BE CONSIDERED AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. The Underwriter(s) may hold long or short positions in or buy and sell Securities or related securities or perform for or solicit investment banking services from, any company mentioned herein.
          ---------------------------------------------------------------------